Exhibit 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.LuseLaw.com

July 3, 2012

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 02101

Re:  Acquisition of Beacon Federal Bancorp, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire Hills”), in connection with the planned merger (the “Merger”) of Beacon Federal Bancorp, Inc., a Maryland corporation (“Beacon Federal”), with and into Berkshire Hills pursuant to the Agreement and Plan of Merger (the “Plan of Merger”) by and between Berkshire Hills and Beacon Federal dated as of May 31, 2012.  We issue this opinion pursuant to Section 9.2.4 of the Plan of Merger.

In connection with this opinion, we have reviewed:  (i) the Plan of Merger; and (ii) the Certificates of Officers of Berkshire Hills and Beacon Federal as to certain factual matters, dated the date hereof (the “Certificates”), and have assumed that such statements and representations will be complete and accurate as of the effective time of the Merger.

We have relied, with the consent of Berkshire Hills and Beacon Federal, upon the accuracy and completeness of the Certificates (which Certificates we have neither investigated nor verified).  We also have relied upon the accuracy of the Registration Statement on Form S-4 filed by Berkshire Hills with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”) and the Prospectus/Proxy Statement included therein.

In rendering this opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the Internal Revenue Service (the “IRS”), pertinent judicial authorities and such other authorities as we have considered relevant as of the date hereof (hereinafter, collectively referred to as “Current Law”).

Based upon and subject to the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under “Material Tax Consequences of the Merger,” we are of the opinion that under Current Law the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and we hereby confirm that, in our opinion, the statements set forth in the discussion contained in the Registration Statement under the caption “Material Tax Consequences of the Merger” are accurate in all material respects.

This opinion is based on Current Law and it represents our best judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court concerning the issues.  It is possible that Congress could enact new law, or that Department of the Treasury or the IRS could issue authorities, after the date hereof which would be inconsistent with the opinion expressed herein.  It is possible that courts of competent jurisdiction could issue decisions after the date hereof which would be inconsistent with the opinion expressed herein.  Any changes in law could have retroactive effect.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ LUSE GORMAN POMERENK & SCHICK

LUSE GORMAN POMERENK & SCHICK
A Professional Corporation